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Exhibit 4.1

                           UNITED WISCONSIN SERVICES, INC.

                                 TERMS AND CONDITIONS
                                        OF THE
                 DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN


    The Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of United Wisconsin Services, Inc., (the "Company") provides each holder or record of shares ("Record Owner") and Beneficial Owner (as defined below) of shares of the Company's common stock, no par value per share (the "Common Stock"), with a convenient and economical way of purchasing additional shares of Common Stock through the automatic reinvestment of cash dividends of Common Stock and/or through optional cash payments. An individual who is not a Record Owner or Beneficial Owner may become a full participant in the Plan through the Plan's direct stock purchase component by making cash payments for shares in the Plan. An investor who participates in any feature of the Plan is hereafter referred to as a "Participant."

PURPOSE

1.  Purpose of the Plan

    The purpose of the Plan is to provide interested investors, Record Owners and Beneficial Owners with a convenient means of investing in the Company through new investments in Common Stock and through the regular reinvestment of cash dividends paid on Common Stock. Shares of the Common Stock for the Plan may be purchased, in the discretion of the Company, either directly from the Company through the reinvestment agent (the "Reinvestment Agent") and/or in the open market.

    If shares are purchased from the Company, the proceeds from such purchases will be received by the Company and will be used from time to time for general corporate purposes.

ADVANTAGES

2.  Advantages of the Plan

    Participants in the Plan may elect to have all or a designated portion of cash dividends on their shares of Common Stock automatically reinvested and/or build their ownership in the Company through additional cash investment of not less than $100 per calendar quarter and not more than $100,000 in any calendar year. (See Section 4 for information on who is eligible to participate.)

    Participants in the Plan will pay the Market Price (as defined in Section
15) for shares whether reinvesting all or a designated portion of their cash dividends or purchasing additional shares through the cash investment option available under the Plan.

    All service charges and brokerage commissions, if any, in connection with purchases under the Plan will be paid by the Company.


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    Full investment under the Plan is possible because the Plan permits fractions of shares, as well as full shares, to be purchased for Participants. In addition, dividends with respect to such fractions, as well as with respect to full shares, will be used to purchase additional shares for Participants. Regular statements will provide Participants with a record of each transaction. (See Section 21 for information regarding frequency of reports.) All share purchases, by reinvestment of dividends or by optional cash payments, will be credited to the Participant's account established for the Plan (a "Noncertificated Share Account").

ADMINISTRATION

3.  Plan Administrator

    The Reinvestment Agent administers the Plan for Participants. The present Reinvestment Agent is Firstar Trust Company ("Firstar").

    The Reinvestment Agent maintains a continuing record of all Participants' Noncertificated Share Accounts, sends statements of account to each Participant, and performs other duties relating to the Plan. The Reinvestment Agent will hold for safekeeping the certificates for shares purchased for each Participant under the Plan until termination of the shareholder's participation in the Plan, or until a written request is received from the Participant for withdrawal of the shares.

    Should Firstar cease to act as the Reinvestment Agent under the Plan, the Company may perform these administrative duties itself or may designate another agent. In such event, all references herein to Firstar or the Registration Agent shall be deemed to be references to the Company or such other agent as the Company may designate.

    Participants can contact the Reinvestment Agent either by telephone at
(414) 276-3737 or by mail addressed to:

                        Firstar Trust Company
                        615 E. Michigan Street, 4th Floor
                        Milwaukee, Wisconsin  53202

PARTICIPATION

4.  Eligibility for Participation in the Plan

    All Record Owners and Beneficial Owners of the Common Stock are eligible to participate in all features of the Plan. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (e.g., the shares are held in the name of a broker, bank or other nominee). Record Owners and Beneficial Owners may make optional cash payments whether or not they also have elected to reinvest dividends on Common Stock registered in their names.

    You must be a Record Owner or Beneficial Owner to participate in the dividend reinvestment feature of the Plan and only shares of Common Stock of which you are the Record Owner or Beneficial Owner may have their dividends reinvested pursuant to the Plan.


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    The Company may refuse participation in the Plan in its entirety, or participation through any particular option under the Plan, to shareholders residing in states whose securities laws do not exempt from registration shares offered pursuant to the Plan, or pursuant to any particular participation option under the Plan.

5.  How to Participate

    In order to participate in the Plan, a Record Owner must properly complete an authorization card furnished by the Reinvestment Agent (the "Authorization Card") and return it to the Reinvestment Agent. An Authorization Card and postage-paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by shareholders by written or oral request to the Reinvestment Agent (see Section 3). Telephone requests or general inquiries may also be made by calling the Reinvestment Agent at (414) 276-3737 (see Section
3).

    Beneficial Owners who wish to participate in the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Card and return it to the Plan Administrator. See Section 7 for a discussion of the Broker and Nominee Form (the "B&N Form") which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Section 12.

    An Authorization Card will be mailed to all new holders of record of Common Stock by the Reinvestment Agent. Authorization Cards may also be obtained at any time by written request to the Reinvestment Agent.

    Shareholders who do not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner.

    If a shareholder returns a properly executed Authorization Card to the Reinvestment Agent without electing an investment option, such Authorization Card will be deemed to indicate the intention of such shareholder to apply all cash dividends, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    If a Participant's shares are registered in more than one name or in a representative capacity (i.e., join tenants, trustees, etc.), all registered holders must sign the Authorization Card exactly as their names appear on the Company's stock transfer records.

6.  The Authorization Card

    The Authorization Card provides for the purchase by any entity, whether or not a record holder of the Company's Common Stock, of additional shares of Common Stock through the following investment options offered under the Plan:

    - Full Dividend Reinvestment -- Record Owners may reinvest cash dividends on all shares owned by the Participant. Optional cash payments of not less than $100 may also be made quarterly.

    - Partial Dividend Reinvestment -- Record Owners may reinvest cash distributions on less than all of the shares owned by the Participant and continue to receive cash dividends on


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         the other shares.  Optional cash payments of not less than $100 may also be made quarterly.

    - Optional Payments Only -- Record Owners may invest by making optional cash payments of not less than $100 per calendar quarter.

    - Initial Direct Purchase -- Investors who are not currently Record Owners may participate in the Plan by making a cash payment of not less than $100 to the Plan.

    Cash dividends on shares credited to the Participant's Noncertificated
Share Account under the Plan are automatically reinvested to purchase additional shares.

7.  WHAT DOES THE BROKER AND NOMINEE FORM PROVIDE?

    The B&N Form must be submitted for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a registered security depository. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Reinvestment Agent (see
Section 3).

    Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must have established participation in the Plan by means of a duly completed and executed Authorization card on behalf of the Beneficial Owner (see Sections 5 and 6).

    The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date"). Accordingly, the B&N Form and appropriate instructions must be received by the Reinvestment Agent no later than the 25th day of the preceding month or the optional cash payment will not be invested until the following Investment Date.

8.  Partial Participation Under the Plan

    A shareholder who desires the dividends on only some full shares to be reinvested under the Plan may indicate such number of shares on the Authorization Card. Cash dividends will continue to be made on the remaining shares.

9.  Changing the Method of Participation in the Plan After Enrollment

    A Participant may change his/her method of participation in the Plan after enrollment by submitting a revised Authorization Card or sending a written request signed by all registered owners to the Reinvestment Agent at the address specified in Section 3. A change in dividend reinvestment will be effective with the next Dividend Payment Date (as defined in Section 10), if the request for change is received at least two weeks before that Date.

10. When a Shareholder or Investor May Join the Plan

    If an Authorization Card specifying a dividend reinvestment feature is properly completed and received by the Reinvestment Agent at least two weeks before the record date established for the payment of a particular dividend, reinvestment of dividends will commence with that dividend payment.


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    If an Authorization Card is received from a shareholder after the record date established for a particular dividend, the reinvestment of such dividends will begin on the dividend payment date following the next record date if such shareholder is still a holder of record.

    Dividend payment dates are anticipated to be in March, June, September and December each year ("Dividend Payment Date").

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan or investors not owning shares but wishing to make an initial direct purchase through the Plan may do so at any time.

INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS

11. Shareholders Eligible to Make Optional Cash Payments

    Record Owners who have executed an Authorization Card, and Beneficial
Owners who have executed an Authorization Card and a B&N Form, are eligible to make optional cash payments of not less than $100 in the aggregate for any quarter (noncumulative from quarter to quarter). The maximum aggregate amount of optional cash payments under the Plan may not exceed $100,000 in any calendar year.

12. How to Make an Initial Direct Purchase or Optional Cash Payments

    A new Participant may make an initial cash payment when enrolling in the Plan by sending the Reinvestment Agent a check or money order, payable to Firstar Trust Company, for not less than $100, with a completed Authorization Card.

    Once a Participant has enrolled in the Plan and the initial investment is made, whether of dividends or through an initial direct purchase through the Plan, a Participant will have the ability to make optional cash payments. Any check or money order for an optional cash payment must be made to Firstar Trust Company and should be accompanied by a properly completed Authorization Card. Checks and forms should be mailed to Firstar Trust Company (see Section 3 for address), Attention: Dividend Reinvestment. Beneficial Owners whose broker, bank or other nominee holds the shares of the Beneficial Owner in a registered securities depository must make their optional cash payments through the use of the B&N Form rather than through the use of an Authorization Card.

    Initial direct purchases and subsequent optional cash payments must be in United States dollars, payable at a United States bank, and may not be less than $100 for initial direct purchases or $100 in the aggregate for any quarterly period between Dividend Payment Dates for optional cash payments (noncumulative from quarter to quarter). The same amount need not be sent each time, and there is no obligation to make an optional cash payment in any quarter. Do not send cash.

    Optional cash payments of Participants can be refunded if a written request is received by the Reinvestment Agent at the above address at least two business days prior to the Investment Date (see Section 16).

    Optional cash payments received on or prior to each Investment Date will be invested on that Investment Date. No interest will be paid on funds held between receipt and investment. You are therefore strongly encouraged to send your optional cash payments so that they are received by the Reinvestment Agent close to, but not later than the Investment Date (see Section 16)


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COSTS

13. Expenses to Participants in Connection with Purchases Under the Plan

    Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company. However, charges will be incurred by a Participant upon the sale of his or her shares (see Sections 25, 27 and 28), and certain fees may be charged to Participants by brokers when shares are held by brokers. The benefit of any reduced brokerage commission charges will be passed on, pro rata, to Participants.

PURCHASES

14.  Number of Shares will be Purchased for Participants

    The number of shares to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments or initial direct purchase payments, being reinvested or paid and the Market Price (as defined in Section 15) of the shares. Each Participant's Noncertificated Share Account in the Plan will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the amount of the dividends and/or optional cash to be reinvested or paid divided by the applicable purchase price of the shares.

15. Determination of the Purchase Price of Shares

    Shares may be purchased from the Company through the Reinvestment Agent or may be purchased, in the discretion of the Company, in the open market by the Reinvestment Agent. For shares purchased from the Company through the Reinvestment Agent, the price per share will be the average of the high and low sale prices of the shares (the "Market Price") on the Reinvestment Date (defined as the date on which dividends are paid and can first be reinvested in the Company by the Reinvestment Agent) on the NYSE as reported by THE WALL STREET JOURNAL. If no shares were traded on the Reinvestment Date, the Market Price will be based on the most recent date immediately prior to the Reinvestment Date that the shares were traded. For shares purchased on the open market, the price per share will be the average price of all shares purchased for the Plan in respect of any Reinvestment Date.

16. Timing of Investment of Dividends, and/or Initial Direct Purchases or Optional Cash Payments.

    Dividend reinvestment payments will be invested in additional shares and credited to a Participant's Noncertificated Share Account within thirty days of each Reinvestment Date. If any dividend reinvestment payments are not reinvested by the Reinvestment Agent within thirty days after a Reinvestment Date, such dividend payments will be returned to the Participant without any interest thereon.

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan may do so at any time. The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date") to satisfy these investment requests. Accordingly, Participants and interested investors should send cash investments so as to reach the Reinvestment Agent by the 25th day of the preceding month.

17. Reinvestment of all dividends on shares credited to a Participant's Noncertificated Share Account under the Plan


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    Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock.

SHARE CERTIFICATES

18. Issuance of Certificates  to Participants for Shares Purchased Under the
    Plan

    Although the Company reserves the right at any time to issue certificates for any number of shares in a Participant's Noncertificated Share Account, certificates for shares will not be issued except as described in Section 19. Shares purchased under the Plan will be credited to a Participant's Noncertificated Share Account and will be shown on a Participant's statement of account. Certificates for the shares purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares. A Participant requesting a certificate for all the shares in Participant's Noncertificated Share Account will receive cash for a fractional share only if participation in the Plan is terminated. (See Section 19 for how a Participant may obtain certificates.) Cash dividends on all shares held in the Participant's Noncertificated Share Account under the Plan will be automatically reinvested to purchase additional shares which will be reflected in the Participant's Noncertificated Share Account. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee.

19. How a Participant May Obtain Certificates for Shares Purchased Under the
    Plan

    A Participant who has purchased shares under the Plan may obtain certificates for those shares in the Participant's Noncertificated Share Account at any time by sending a written request to that effect to the Reinvestment Agent. If a Participant is a Beneficial Owner,such request should be placed through such Participant's broker, bank or other nominee. No certificates will be issued for fractional shares, but a Participant requesting termination of participation in the Plan will receive, in cash, the Market Price of any fractional share as well as one certificate, unless otherwise requested by the Participant, for all whole shares held for such terminating Participant in the Noncertificated Share Account. This notice should be mailed to the Reinvestment Agent (see Section 3 for address). The Company, however, reserves the right at any time to issue certificates to Participants for any shares in their Noncertificated Share Accounts. (See Sections 24-27 for information on termination of participation.)

20. Depositing Common Stock Held in Certificate Form in a Participant's Noncertificated Share Account

    Common Stock certificates registered in a Participant's name may be surrendered to the Reinvestment Agent for deposit to the Participant's Noncertificated Share Account. This procedure enables Participants to avoid the necessity of safekeeping certificates. The Participant should contact the Reinvestment Agent (see Section 3) for the proper procedure to deposit certificates.

    Common Stock certificates may be deposited in a Participant's
Noncertificated Share Account whether or not the Participant has previously authorized reinvestment of dividends on Common Stock registered in the Participant's name. However, as with all other shares held in the Participant's Noncertificated Share Account, all dividends on any shares deposited will automatically be reinvested.

PARTICIPANTS' RECORDS AND ACCOUNTS

21.      Type of Reports Sent to Participants in the Plan


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    As soon as practicable after each Reinvestment Date (in the case of dividend reinvestment) or Investment Date (in the case of initial direct purchases or optional cash payments) a Participant in the Plan will receive a statement indicating the Market Price, the number of shares purchased and the number of shares in the Participant's Noncertificated Share Account. In addition to the above information, a statement to a Participant in the dividend reinvestment feature of the Plan will also show the total dividend payment and the amount of the dividend payment reinvested. Each of these statements is a record of the cost of purchases under the Plan and should be retained for tax purposes.

    In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, notices of annual and special meetings, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

22. Name Under Which Accounts Will Be Maintained and Certificates Registered When Issued

    A Participant's Noncertificated Share Account will be maintained in the name or names which appear on the Company's shareholder records.

    A certificate for shares, when delivered to a Participant, will be registered in the name or names in which the Noncertificated Share Account is maintained. Upon written request, certificates can be registered and issued in names other than the account name, provided that the request bears the signature of the Participant or Participants and the signature(s) are guaranteed by a commercial bank or a member of the NYSE.

MODIFICATION OR TERMINATION BY A PARTICIPANT

23. Modifying the Manner of Participation in the Plan

    A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares that are enrolled in the Plan by executing and delivering a new Authorization Card to the Reinvestment Agent (see Section 3 for address). Beneficial Owners must use the B&N Form to change their Participation. Notices to change dividend reinvestment must be received by the Reinvestment Agent at least two weeks before any Dividend Payment Date to be effective as of that date.

24. Terminating Participation in the Plan

    A Participant may terminate participation in the Plan by notifying the Reinvestment Agent in writing to that effect. Notices will be effective only upon receipt by the Reinvestment Agent. Notices to discontinue dividend reinvestment received by the Reinvestment Agent at least two weeks before any Dividend Payment Date will be effective as of that date. After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan. In order to re-enter the Plan after termination, a shareholder must complete a new Authorization Card.

25. Selling Shares Held in the Plan Through the Reinvestment Agent

    A Participant can instruct the Reinvestment Agent to sell any or all of the whole shares held in the Plan. The written notification to the Reinvestment Agent should include the number of shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant's request and will then issue to the Participant a check for the proceeds less brokerage commission and transfer taxes (if any). In its discretion, the Reinvestment Agent also may effect a net share exchange between a selling Participant and another Participant's optional cash purchase or reinvestment of dividends.

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    No Participant shall have the authority or power to direct the date or sales price at which shares may be sold. The request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of shares which may be sold will be returned to the Participant with no action taken.
A withdrawal/termination form will be provided on the stub of the account statement for this purpose. This notice should be addressed to the Reinvestment Agent (see Section 3 for address).

26. Status of Shares Held in the Noncertificated Share Account When a Participant Terminates Participation in the Plan

    A certificate for the shares held in the Noncertificated Share Account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Section 18 for information on share certificates and Section 19 for information on the cash payment for fractional shares in the Noncertificated Share Account.)

27. Receiving Cash in Lieu of Full Share Certificates upon Termination of Participation

    The Participant may request, in his or her written notification of termination, that the Reinvestment Agent sell all full and fractional shares held in the account under the Plan in which case the Reinvestment Agent will sell the shares and deliver the Market Price of any fractional share and the proceeds from the sale of full shares, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

28. Selling Record Shares and Remaining in the Plan

    If a Participant should sell or transfer all of his or her record shares of Common Stock, the Reinvestment Agent, at its discretion, may continue to reinvest the dividends on the shares credited to his or her Noncertificated Share Account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant's participation and sell all of the shares credited to the Participant's Noncertificated Share Account. Upon termination, the Reinvestment Agent will remit to the former Participant the proceeds from any sale, less any related brokerage commission and applicable taxes, and payment for any fractional shares.

29. Selling or Transferring Some but not All of the Common Stock Credited to the Participant's Noncertificated Share Account

    If a Participant is reinvesting dividends on only a portion of his or her record shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, such Participant could sell up to 400 of his or her record shares without reducing the number of shares which participate in the dividend reinvestment option of the Plan.


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30. Stopping the Reinvestment of Dividends from the Participant's Record Shares and Receiving Them in Cash and Still Remaining in the Plan

    A Participant who terminates the reinvestment of dividends paid on his or her record shares, may leave shares acquired through the Plan in the Participant's Plan Noncertificated Share Account. Dividends paid on shares left in the Plan will continue to be automatically reinvested.

31.  Re-enrolling in the Plan

    Generally, a shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

32. Dividend Payment Dates

    Dividend Payment Dates are anticipated to be in March, June, September and December each year.

33. Voting of Participant's Shares at Annual Meetings of Shareholders

    The Reinvestment Agent will obtain voting instructions from the Participant for all full and fractional shares which are held by the Reinvestment Agent for the Participant's Noncertificated Share Account on the record date established by the Company for determining shareholders entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

34. Company Issuance of a Stock Dividend, Declaration of a Stock Split or Making a Rights Offering

    Any stock dividends or split shares distributed by the Company on shares held by the Reinvestment Agent for the Participant will be credited to the Participant's Noncertificated Share Account on a pro rata basis. In the event that the Company makes available to its common shareholders rights to purchase additional shares, debentures or other securities, the Reinvestment Agent will sell such rights accruing on shares held by the Reinvestment Agent for Participants and invest the proceeds in Common Stock of the Company prior to or with the next regular cash dividend. A Participant who wishes to exercise purchase rights must request that a stock certificate be sent to him or her by the Reinvestment Agent prior to the record date for the rights offering.

35. Pledging Shares Credited to a Participant's Account

    Shares in a Participant's Noncertificated Share Account in the Plan may not be pledged, assigned or otherwise encumbered unless withdrawn from the Noncertificated Share Account.

36. Responsibility of the Company or the Reinvestment Agent Under the Plan

    In administering the Plan, neither the Company nor the Reinvestment Agent nor any agent of either of them will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant's


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Noncertificated Share Account upon his or her death prior to receipt of notice in writing of such death and with respect to the prices at which shares are purchased or sold for the Participant's Noncertificated Share Account and the times such purchases or sales are made.

    All notices from the Reinvestment Agent to a Participant will be addressed to the Participant's last known address. Beneficial Owners will receive all notices and other mailings through their broker, bank or other nominee. Participant's should notify the Reinvestment Agent promptly in writing of any change in address.

    The risk to Participants is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan, nor can the Company control purchases by the Reinvestment Agent. The Company also cannot guarantee that dividends on shares of its common stock might not be reduced or eliminated.

37. Modification, Suspension or Termination of the Plan

    While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan and in particular reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Noncertificated Share Accounts. To the extent practicable, notice of any such suspension, termination, modification or amendment will be sent to all Participants at least 30 days prior to the effective date. Any modification will be deemed to be accepted by Participants who do not withdraw prior to the effectiveness of the modification.

    If the Plan is terminated, each Participant will receive (1) a certificate for all whole shares of Common Stock held in the Participant's Noncertificated Share Account and (2) a check representing the value of any fractional share held in the Participant's Noncertificated Share Account and any uninvested optional cash payment held in the account.

FEDERAL INCOME TAX CONSEQUENCES

    Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable laws as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the Participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a brief summary of some of the principal federal income tax considerations applicable to the Plan.


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38. Tax Treatment of Dividends Received by a Participant

    Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the purchase price of the shares purchased by dividend reinvestment on that date (i.e., the amount that would have been received as a cash dividend) plus the cash dividend actually received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between shares previously owned and shares acquired by dividend reinvestment; and (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income.

    Participants who acquire shares under the Plan, except those shares acquired as a return of capital, will have a tax basis in the shares so acquired equal to the amount being paid for those shares increased by any brokerage fees treated as a dividend to the Participant. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the day following the Reinvestment Date on or for which the shares are acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole shares previously credited to the Participant's Noncertificated Share Account, either upon the Participant's request for those shares or upon withdrawal from the Plan.

    A Participant will realize gain or loss when shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a share credited to the Participant's Noncertificated Share Account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the Participant's tax basis.

39. Tax Treatment of Service Charges, Brokerage Commissions, and other administrative Expenses of the Plan Paid by the Company

    In connection with purchases of shares on the open market, service charges and brokerage commissions paid by the Company on the behalf of Participants will likely be treated as distributions subject to income tax in the same manner as dividends. With respect to administrative expenses, such expenses paid by the Company are not likely to be treated as constructive distributions to Participants and, as a result, not subject to income tax.

40. Provisions for Participants Whose Dividends are Subject to Income Tax Backup Withholding

    In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Reinvestment Agent will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, the Company is currently required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) the Participant fails to furnish its taxpayer identification number (the "TIN") to the Company as required, (ii) the Internal Revenue Service (the "IRS") notifies the Company that the TIN furnished by the Participant is incorrect, (iii) the IRS notifies the Company that the Participant has failed properly to report certain payments as required or (iv) the Participant fails to certify, when and as required to do so, under penalties of perjury, that it is not subject to backup withholding. Shareholders may be requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.


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41. Tax Treatment of Cash Received by a Participant upon the Sale of Shares
    Purchased by the Participant Pursuant to the Plan

    Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in his or her Plan account will recognize either short-term or long-term capital gain or loss, depending on his or her particular circumstances, the tax basis of his or her shares, and the period of time he or she has held his or her shares. Federal law requires the Company to notify the IRS of all sales of stock made under the Plan during the year. If a Participant sells any shares from the Plan, he or she will be sent a Form 1099B for each sale pursuant to federal income tax regulations.

42. Federal Income Tax Consequences of Participation in the Plan by an IRA, Keogh Plan, 401(k) Plan, Simplified Pension Account or any Corporate Employer-sponsored Retirement Plan

    The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.


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